Allied Capital Announces Second Quarter 2006 Financial Results
Quarterly Dividend of $0.61 Per Share Declared

August 2, 2006 – Washington, DC – Allied Capital Corporation (NYSE: ALD) today announced second quarter 2006 financial results.

Highlights for Q2 2006

•	Net income was $0.24 per share, or $33.7 million

•	Net investment income was $0.35 per share, or $50.2 million

•	The total of net investment income and net realized gains was $1.05 per share, or $150.4 million

•	Net unrealized depreciation was $0.81 per share, or $116.7 million

•	Second regular quarterly dividend of $0.60 per share was paid; third quarter dividend of $0.61 per share was declared

•	Net asset value per share was $19.17

•	Shareholders’ equity was $2.7 billion

•	New investments totaled $453.4 million for the second quarter and $1.3 billion for the first half of 2006

Operating Results

For the three months ended June 30, 2006, net investment income was $50.2 million or $0.35 per share, which included stock options expense of $4.6 million or $0.03 per share and excise tax expense of $3.2 million or $0.02 per share. For the three months ended June 30, 2005, net investment income was $15.3 million or $0.11 per share, which included excise tax expense of $4.0 million or $0.03 per share. Net realized gains were $100.2 million or $0.70 per share for the quarter ended June 30, 2006, and were $207.5 million or $1.52 per share for the quarter ended June 30, 2005. The sum of net investment income and net realized gains was $150.4 million or $1.05 per share for the three months ended June 30, 2006, as compared to $222.8 million or $1.63 per share for the three months ended June 30, 2005.

Net income for the quarter ended June 30, 2006, was $33.7 million or $0.24 per share, after net unrealized depreciation of $116.7 million or $0.81 per share. Net income for the quarter ended June 30, 2005, was $311.9 million or $2.29 per share, after net unrealized appreciation of $89.1 million or $0.65 per share. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.

For the six months ended June 30, 2006, net investment income was $91.5 million or $0.64 per share, which included stock options expense of $8.2 million or $0.06 per share and excise tax expense of $11.6 million or $0.08 per share. For the six months ended June 30, 2005, net investment income was $54.0 million or $0.40 per share, which included excise tax expense of $4.0 million or $0.03 per share. Net realized gains were $533.1 million or $3.74 per share for the six months ended June 30, 2006, and were $217.8 million or $1.60 per share for the six months ended June 30, 2005. The sum of net investment income and net realized gains was $624.6 million or $4.38 per share for the six months ended June 30, 2006, as compared to $271.8 million or $2.00 per share for the six months ended June 30, 2005. Net income for the six months ended June 30, 2006, was $133.3 million or $0.94 per share, including net unrealized depreciation of $491.3 million or $3.45 per share. Net income for the six months ended June 30, 2005, was $431.5 million or $3.17 per share, including net unrealized appreciation of $159.7 million or $1.17 per share.

During the second quarter, the company invested a total of $453.4 million. After principal collections related to investment repayments or sales of $429.2 million, portfolio exits and valuation and other changes during the quarter, the total portfolio at value was $3.6 billion at June 30, 2006. At June 30, 2006, the overall weighted average yield on the interest-bearing portfolio was 12.6%, as compared to 12.8% at December 31, 2005.

Shareholders’ equity was $2.7 billion at June 30, 2006, with a net asset value per share of $19.17 as compared to $2.6 billion or $19.17 per share at December 31, 2005.

Private Finance

The private finance portfolio totaled $3.5 billion at value at June 30, 2006. Loans and debt securities, which totaled $2.5 billion at value at June 30, 2006, had a weighted average yield of 12.7%, as compared to 13.0% at December 31, 2005. New private finance investments totaled $441.5 million during the second quarter of 2006, which was composed of $68.3 million of senior loans, $180.9 million of unitranche debt, $139.1 million of subordinated debt and $53.2 million of equity. These investments included:

•	$82.5 million to support the buyout of The Step2 Company, LLC, a designer, manufacturer and marketer of large-format, branded children’s and home products;

•	$77.0 million to support the buyout of Cook Inlet Alternative Risk, LLC, a provider of management services to small businesses enrolled in workers’ compensation self-insured groups;

•	$65.1 million to support the management-led buyout of MHF Logistical Solutions, Inc., a third-party environmental logistics company;

•	$37.1 million to Air Medical Group Holdings LLC, a provider of air medical transportation and urgent care services to rural communities, to support a recapitalization and an acquisition;

•	$33.7 million to support the buyout of York Insurance Services Group, Inc., a third-party claims administrator providing outsourced processing, adjusting and settlement claims services to insureds on behalf of their customers;

•	$30.0 million in connection with the company’s sale of its equity interest in STS Operating, Inc., a distributor of fluid power components, and provider of services including engineering, design, assembly, repair and technical training;

•	$22.5 million to Regency Healthcare Group, LLC, a Medicare-certified provider of home-based hospice services, to support an acquisition;

•	$20.0 million in the recapitalization of TransTechnology Corporation, a global designer, manufacturer and servicer of sophisticated, performance-critical lifting devices for specialty aerospace and defense applications;

•	$14.4 million to support the acquisition of Carlisle Wide Plank Floors, Inc., a manufacturer of wide plank softwood and hardwood flooring;

•	$12.5 million in the preferred shares of Callidus Debt Partners CLO Fund IV, Ltd.; and

•	$12.0 million in the recapitalization of Passport Health Communications, Inc., a healthcare technology company that offers products designed to enhance the revenue cycle management process of healthcare service providers.

Investments funded during July of 2006 totaled $274.8 million.

Portfolio Quality

Allied Capital employs a grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.

At June 30, 2006, Grade 1 investments totaled $1.2 billion, or 34.5% of the total portfolio at value; Grade 2 investments totaled $2.2 billion, or 60.6% of the total portfolio; Grade 3 investments totaled $93.1 million, or 2.6% of the total portfolio; Grade 4 investments totaled $27.4 million, or 0.8% of the total portfolio; and Grade 5 investments totaled $54.0 million, or 1.5% of the total portfolio.

Loans and debt securities over 90 days delinquent totaled $50.9 million at June 30, 2006, as compared to $80.7 million at December 31, 2005. Loans and debt securities not accruing interest totaled $112.6 million at June 30, 2006, as compared to $155.8 million at December 31, 2005. In general, the company does not accrue interest on loans or debt securities where there is doubt about interest collection or where the enterprise value of the portfolio company may not support further accrual. As a result, loans or debt securities on non-accrual may be different than loans or debt securities that are over 90 days delinquent.

Liquidity and Capital Resources

At June 30, 2006, the company had cash and investments in money market securities of $25.6 million, a liquidity portfolio totaling $201.2 million which included U.S. Treasury bills and money market and other securities, outstanding long-term debt of $1.2 billion, and outstanding borrowings of $1.8 million on its revolving line of credit. At June 30, 2006, the company had a weighted average cost of debt of 6.6% and its regulatory asset coverage was 326%. The company is required to maintain regulatory asset coverage of at least 200%.

On July 24, 2006, the company completed the sale of 4.5 million shares of common stock for net proceeds, after the underwriting discount and estimated offering expenses, of $118.1 million. On August 1, 2006, the company completed the sale of 675 thousand shares of common stock pursuant to the underwriter’s over-allotment option for net proceeds, after the underwriting discount and estimated offering expenses, of $17.8 million.

On July 25, 2006, the company closed on the public issuance of $400 million of unsecured five-year notes. The notes will mature on July 15, 2011, and have a fixed interest rate of 6.625%.

After closing on these debt and equity issuances in the third quarter of 2006, there were no outstanding borrowings on the company’s revolving line of credit.

Quarterly Dividend of $0.61 Per Share Declared

As previously released on July 24, 2006, the company declared its 172nd regular quarterly dividend of $0.61 per share for the third quarter of 2006. The dividend is payable as follows:

Record date: Payable date:	September 15, 2006 September 29, 2006

The company’s dividend is paid from taxable income. The Board determines the dividend based on estimates of annual taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition, and the amount of taxable income carried over from the prior year for distribution in the current year.

Webcast/ Conference Call at 10:15 a.m. EDT on Wednesday, August 2, 2006

The company will host a webcast/conference call at 10:15 a.m. (Eastern Time) on Wednesday, August 2, 2006, to discuss the results for the second quarter. PLEASE VISIT THE PRESENTATIONS & REPORTS SECTION OF THE INVESTOR RESOURCES PORTION OF THE COMPANY’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS TODAY’S CONFERENCE CALL.

All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital.”

An archived replay of the event will be available through August 16, 2006, by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “3481188”. An archived replay will also be available on our website. For information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital

Allied Capital Corporation, a leading business development company with total assets of more than $4 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of approximately $12 billion and employ more than 85,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Stan Collender of Qorvis Communications at (202) 448-3131.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)
	At June 30,	At December 31,
	2006	2005
	(unaudited)
ASSETS
Portfolio at value:
Private finance	$3,460,426	$3,479,290
Commercial real estate finance	133,051	127,065

Total portfolio at value	3,593,477	3,606,355
Liquidity portfolio	201,232	200,305
Investments in money market and other securities	22,518	21,967
Deposits of proceeds from sales of borrowed Treasury securities	17,156	17,666
Accrued interest and dividends receivable	49,270	60,366
Other assets	124,448	87,858
Cash	3,106	31,363
Total assets	$4,011,207	$4,025,880

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable and debentures	$1,207,137	$1,193,040
Revolving line of credit	1,750	91,750
Obligations to replenish borrowed Treasury securities	17,156	17,666
Accounts payable and other liabilities	95,145	102,878

Total liabilities	1,321,188	1,405,334
Shareholders’ equity:
Common stock	14	14
Additional paid-in capital	2,284,117	2,177,283
Common stock held in deferred compensation trust	(24,003)	(19,460)
Notes receivable from sale of common stock	(3,370)	(3,868)
Net unrealized appreciation (depreciation)	(136,929)	354,325
Undistributed earnings	570,190	112,252

Total shareholders' equity	2,690,019	2,620,546

Total liabilities and shareholders' equity	$4,011,207	$4,025,880

Net asset value per common share	$19.17	$19.17
Common shares outstanding	140,312	136,697

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and related portfolio income
Interest and dividends	$95,433	$71,330	$184,314	$156,275
Loan prepayment premiums	1,745	853	7,031	2,530
Fees and other income	13,278	14,024	30,122	22,321

Total interest and related
portfolio income	110,456	86,207	221,467	181,126

Expenses
Interest	21,607	19,154	45,907	39,379
Employee	20,398	22,877	41,826	38,333
Stock options	4,597	—	8,203	—
Administrative	9,861	23,048	21,380	43,802

Total operating expenses	56,463	65,079	117,316	121,514

Net investment income before income taxes	53,993	21,128	104,151	59,612
Income tax expense, including excise tax	3,798	5,861	12,656	5,593
Net investment income	50,195	15,267	91,495	54,019

Net realized and unrealized gains (losses)
Net realized gains	100,240	207,496	533,075	217,781
Net change in unrealized
appreciation or
depreciation	(116,706)	89,122	(491,254)	159,706

Total net gains (losses)	(16,466)	296,618	41,821	377,487

Net increase in net assets resulting from operations	$33,729	$311,885	$133,316	$431,506

Diluted net investment income per common share	$0.35	$0.11	$0.64	$0.40
Diluted earnings per common share	$0.24	$2.29	$0.94	$3.17
Weighted average common shares outstanding — diluted	143,213	136,381	142,466	135,982